RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            INTEGRAMED AMERICA, INC.


                         Pursuant to Section 245 of the
                General Corporation Law of the State of Delaware


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         The undersigned, Gerardo Canet, President and Chief Executive Officer
of IntegraMed America, Inc., a corporation organized and existing under the laws of the State of Delaware, in accordance with an original Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 4, 1985 (the "Corporation"), hereby certifies, pursuant to
Section 245 of the Delaware General Corporation Law, as follows:

         FIRST: The Corporation was originally incorporated under the name IVF Australia (USA), Ltd.

         SECOND: The Certificate of Incorporation of the Corporation in effect on the date hereof, is hereby restated in its entirety without discrepancy or further amendment to read as set forth herein, and is hereby integrated into, a single instrument entitled Restated Certificate of Incorporation of IntegraMed America, Inc.

         THIRD: The Restated Certificate of Incorporation only restates and integrates and does not amend the provisions of the Certificate of Incorporation as in effect at the date hereof and was duly adopted by the board of directors of the Corporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

         FOURTH: At the effective time of the Restated Certificate of Incorporation, the Restated Certificate of Incorporation of the Corporation shall read as follows:

                                    Article I
                                      NAME

         The name of the Corporation (hereinafter called the "Corporation") is IntegraMed America, Inc.

                                   Article II
                                     ADDRESS

         The registered office of the Corporation within the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle. The registered agent of the Corporation within the State of Delaware is Corporation Service Company, the business office of which is identical with the registered office of the Corporation.

                                  Article III
                                    PURPOSE

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   Article IV
                                  CAPITAL STOCK

         A. The authorized capital stock of the Corporation shall consist of twenty million (20,000,000) shares, consisting of fifteen million (15,000,000) shares of Common Stock, each having a par value of $.01 (the "Common Stock"), and five million (5,000,000) shares of Preferred Stock, each having a par value $1.00 per share (the "Preferred Stock").

         B. The Preferred Stock may be issued from time to time in one or more series of any number of shares provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized. Each series of Preferred Stock shall be distinctively designated by letter or descriptive words. All series of Preferred Stock shall rank equally and be identical in all respects except as permitted by the provisions of this Article IV.

         C. Authority is hereby expressly vested in the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock of any series and in connection with the creation of each such series to fix by the resolution or resolutions providing for the issue of shares thereof the designations, preferences, limitations and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by this Restated Certificate of Incorporation and the laws of the State of Delaware, including, without limitation:

                  (1) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (but not above the total number of authorized shares of the series) or decreased (but not below the number of shares thereof then outstanding) from time to time by a resolution or resolutions of the Board of Directors, all subject to the conditions or restrictions set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock;

                  (2) the dividend rate payable on shares of such series, the conditions and dates upon which such dividends shall be payable, the preferences or relation which such dividend shall bear to the dividends payable on any other class or classes or any other series of capital stock (except as otherwise expressly provided in this Restated Certificate of Incorporation), and whether such dividends shall be cumulative or non-cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

                  (3) whether the shares of such series shall be subject to redemption by the Corporation and, if made subject to redemption, the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed by the Corporation;

                  (4) the amount or amounts payable upon the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the preferences or relation which such payments shall bear to such payments made on any other class or classes or any other series of capital stock (except as otherwise expressly provided in this Restated Certificate of Incorporation);

                  (5) whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Corporation, or any series thereof, or for any other series of the same class of capital stock of the Corporations or for debt of the Corporation evidenced by an instrument of indebtedness, and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                  (6) whether the holders of shares of such series shall have any right or power to vote or to receive notice of any meeting of stockholders, either generally or as a condition to specified corporate action; and

                  (7) any other preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be permitted by the laws of the State of Delaware and as shall not be inconsistent with this Article IV.

                  D. Shares of Preferred Stock which have been issued and reacquired in any manner by the Corporation (excluding, until the corporation elects to retire them. others which are held as treasury shares, but including shares redeemed, shares purchased and retied and shares which have been converted into shares at Common stock) shall have the status of authorized but unissued shares of Preferred Stock and may be reissued as a part of the series or which they were originally a part or may be reissued as a part. of another series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board or Directors providing for the issuance of any series of Preferred Stock.

         E. Except as otherwise provided by the resolution or resolutions providing for the issuance of any series of Preferred Stock, after payment shall have been made to the holders of Preferred Stock of the full amount of dividends to which they shall be entitled pursuant to the resolution or resolutions providing for the issuance of any series of Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

         F. Except as otherwise provided by the resolution or resolutions providing for the issuance of any series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of Preferred Stock of the full amounts to which they shall be untitled pursuant to the resolution or resolutions providing for the issuance of any series of Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to share, ratably according to the number of shares of common stock hold by them, in all remaining assets of the Corporation available for distribution to its stockholders.

         G. The holders of Preferred Stock shall not have any preemptive rights except to the extent such rights shall be specifically provided for its the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors.

                                   Article V
                   POWERS OF DIRECTORS; ELECTION OF DIRECTORS

         In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered, without the assent or vote of the stockholders of the Corporation, to make, alter, amend and repeal the By-laws of the Corporation, in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation of the Corporation. Election of directors need not be by ballot, unless the By-laws of the Corporation shall so provide.

                                   Article VI
                    AMENDMENT OF CERTIFICATE OF INCORPORATION

         From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at that time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of said laws.

                                  Article VII
                  INDEMNIFICATION AND EXCULPATION OF DIRECTORS

         (a) The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. The Corporation shall advance expenses to the fullest extent permitted by said Section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

         (b) To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director shall be personally liable to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law
(i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit.

         (c) Neither the amendment or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article shall adversely affect any right or protection existing under this Article at the time of such amendment or repeal.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be subscribed to by its President and Chief Executive Officer this 20th day of May, 2004.




INTEGRAMED AMERICA, INC.


By:    /s/Gerardo Canet
       -------------------------------------
       Gerardo Canet
       President and Chief Executive Officer